Exhibit 99.1
For Immediate Release
WESTERN REFINING COMPLETES ACQUISITION OF GIANT INDUSTRIES
EL PASO, Texas — May 31, 2007 — Western Refining, Inc. (NYSE: WNR) today announced that it has completed its acquisition of Giant Industries, Inc. With this acquisition, Western is the fourth largest publicly-traded independent refiner and marketer in the United States, with a total crude oil throughput capacity of approximately 223,000 barrels per day (bpd).
“We are delighted with the closing of the Giant transaction, which marks a new chapter in the history of our company,” said Western’s President and Chief Executive Officer, Paul Foster. “With Giant, we have significantly increased our refining capacity in fast growing, high demand areas and have gained an immediate footprint in new, complementary businesses. We are now focused on seamlessly integrating these two great companies and realizing the tremendous upside potential our combination creates.”
Fred Holliger, Giant’s Chairman and CEO, offered the following comment on the merger, “We are pleased that the merger with Western has closed. As I’ve said in the past, we firmly believe that this transaction is in the best interest of our shareholders, employees and customers. I am confident that the combination of these two companies will provide greater employee career opportunities and a stronger, more competitive supplier to all the markets the combined company will serve.”
Under the terms of the agreement, Giant’s shareholders will receive $77.00 per share in cash. In connection with the completion of the transaction, Giant’s common stock will cease to trade on the NYSE as of the close of trading today.
Today’s announcement follows a ruling from the U.S. Court of Appeals for the 10th Circuit denying the Federal Trade Commission’s request for an injunction pending its appeal of the U.S. District Court’s ruling, which also denied the FTC’s request for an injunction related to the companies’ proposed merger.
About Western Refining
Western Refining, Inc., headquartered in El Paso, Texas, is the fourth largest publicly-traded independent refiner and marketer in the United States. In addition to a refinery in El Paso, Western owns and operates two refineries in the Four Corners region of Northern New Mexico and has an East Coast presence with its refinery in Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Flagstaff, Arizona and Albuquerque, New Mexico, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and three wholesale petroleum products distributors — Phoenix Fuel Co., Inc. in Arizona, Empire Oil Company in California and Dial Oil Co. in New Mexico. More information about the Company is available at www.wnr.com.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. These statements are subject to inherent risks regarding the integration of the businesses of Giant and Western and the impact the merger may have on the future operations of Giant and Western and the markets they serve. Additional information relating to the uncertainties affecting Western’s and Giant’s businesses is contained in their respective filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Western and Giant do not undertake any obligation to (and expressly disclaim any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Contacts:
Scott Weaver	Mark Cox
915-775-3300	915-480-8888